first amendment to amended AND RESTATED

LOAN and security agreement

This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated and effective as of November 30, 2012 (the “Amendment”), is executed by and between THE WOOD ENERGY GROUP, INC., a Missouri corporation (the “Borrower”), whose address is 2255 Glades Road, Suite 342-W, Boca Raton, Florida 33431 and FIFTH THIRD BANK, an Ohio banking corporation (the “Bank”), whose address is 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois, 60606.

recitals

A.	Borrower and the Bank entered into that certain Amended and Restated Loan and Security Agreement dated as of May 11, 2012, pursuant to which the Bank agreed to make certain Term, Revolving and Capex Loans to Borrower (the “Loan Agreement”).

B.	Borrower has requested that the Bank waive certain Events of Default.

C.	The Bank is willing to waive certain Events of Default, subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing Recitals, and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.                  Defined Terms. Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings specified for such terms in the Loan Agreement and the Loan Documents identified therein and herein. All references herein to Articles and Sections shall mean the Articles and Sections of the Loan Agreement.

2.                  Amendments to Loan Agreement.

(a)	Notwithstanding the provisions of Sections 10.1 and 10.2, the Fixed Charge Coverage and Total Debt Coverage Ratios shall not be calculated for the fiscal quarter ending December 31, 2012. The aforementioned Ratio calculations shall resume with the fiscal quarter ending March 31, 2013.

(b)	The Capex Facility, Capex Loans and Capex Note are hereby terminated, except for amounts borrowed by Borrower through and including November 26, 2012; provided, however, Borrower shall remain responsible to pay the Non-Utilization Fee set forth in Section 9.21 with respect to the Capex Loans in the fourth quarter of 2012 through and including the date of this Amendment. Borrower may not borrow any additional funds pursuant to the Capex Facility and Capex Note.

3.                  Certain Documents. Simultaneously with the execution and delivery of this Amendment, Borrower shall deliver or cause to be delivered to Bank the following:

(a)	Resolutions of the Board of Directors of the Borrower authorizing the execution of this Amendment.

4.                  Conditions of Waiver. As a condition of the Waiver by Bank set forth in Section 5, Borrower shall deliver the documents identified in Section 3 and take the following actions on or before the date of this Amendment:

(a)	Pay to Bank a covenant waiver fee of Four Thousand One Hundred Eighty Dollars and No/100 ($4,180.00).

(b)	Convert Borrower’s $961,000.00 loan to Banyan Rail Services, Inc. from debt to equity, and take such actions and execute such documents as may be necessary to effectuate such conversion.

5.                  Waiver.

(a)	Notwithstanding the occurrence of the Specified Events of Default (as defined below), subject to the terms and conditions hereof, the Bank agrees to waive its rights and remedies under the Loan Agreement, the Loan Documents, and applicable law, solely in respect to the Specified Events of Default.

(b)	The “Specified Events of Default” are the Event of Default occurring under Sections 10.1 and 10.2 of the Loan Agreement as a result of the Borrower’s failure to meet the Fixed Charge and Total Debt Coverage Ratios as of September 30, 2012.

6.                  Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank that the execution and delivery of this Amendment has been duly authorized by all necessary corporate action on the part of Borrower, and that this Amendment has been duly executed and delivered by Borrower and constitutes a legal and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

7.                  Reimbursement of Expenses. To further induce Bank to enter into this Amendment, Borrower hereby agrees to pay, at closing, all costs and expenses reasonably incurred by Bank (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the preparation, negotiation, execution and delivery of this Amendment, including all reasonable outstanding costs and expenses in connection to the Loan Agreement or any proposed amendments thereto.

8.                  Readoption. Borrower hereby remakes and readopts each and every covenant, representation and warranty set forth in the Loan Agreement and the other Loan Documents (except for representations which specifically relate to an earlier date). Borrower hereby represents and warrants to Bank that, except as specified in Paragraph 5 hereof, no Event of Default has occurred and is continuing and no Unmatured Event of Default has occurred and is continuing.

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9.                  No Waiver. Except as provided in Section 5 hereof, nothing contained in this Amendment shall be deemed to constitute or shall be construed as a waiver of any rights, remedies or security granted to Bank under the Loan Agreement, or any of the other Loan Documents executed and delivered in connection therewith.

10.              No Other Modifications. Except as expressly set forth herein, all of the terms, covenants, agreements and conditions set forth in the Loan Agreement shall remain unmodified and in full force and effect. To the extent any of such terms, covenants, agreements or conditions in any of the other Loan Documents executed and delivered in connection with the Loan Agreement or this Amendment may contradict or be in conflict with the Loan Agreement, as amended hereby, such terms, covenants, agreements and conditions are hereby deemed modified and amended accordingly, effective as of the date hereof, to reflect the terms and conditions of the Loan Agreement, as amended hereby.

11.              Facsimile Counterparts. This Amendment may be executed by facsimile in any number of counterparts and by the different parties hereto by facsimile on separate counterparts and each such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same document.

[The rest of this page is intentionally blank. The Parties’ signatures appear on following page]

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[Signature Page for First Amendment to Amended and Restated Loan and Security Agreement]

IN WITNESS WHEREOF, the Borrower and the Bank have executed this First Amendment to Amended and Restated Loan and Security Agreement as of the date first above written.

The Wood Energy Group, Inc., a Missouri corporation
By: /s/ Jon D. Ryan
Name: Jon D. Ryan
Its: President and Chief Financial Officer

Agreed and accepted:

FIFTH THIRD BANK,
An Ohio banking corporation
By: /s/ Craig Schuth
Its: Vice President, Fifth Third Bank

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